Exhibit 99.1
For Information Contact:
Maureen Crystal
Tel: 703.707.6777
E-mail: mcrystal@nciinc.com
NCI, Inc. Reports Solid Third Quarter 2010 Financial Results
•	Revenues up 30% to $169 million

•	Organic revenue growth for the quarter of 28%

•	Third quarter EPS up 8% to $0.44

•	Third quarter bookings of $170 million
RESTON, Va. — BUSINESS WIRE — November 3, 2010 — NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies, announced today results for the third quarter of 2010. The table below is a summary of our financial results:

	Q3: 2010	9M: 2010
Revenues	$169 million	$410 million
Operating income	$10.1 million	$28.0 million
Operating margin	6.0%	6.8%
Net income	$6.1 million	$17.0 million
Diluted EPS (GAAP)	$0.44	$1.22
Third Quarter Reported Results
For the third quarter of 2010, NCI reported record revenues of $169 million, compared to $130 million for the third quarter of 2009. This represents a growth rate of 30% and an organic growth rate of 28%, which reflects our increase in revenue from year to year excluding the effect of acquisitions. Operating income for the third quarter of 2010 was $10.1 million, compared to $9.4 million for the third quarter of 2009. Operating margin of 6.0% for the third quarter of 2010 compares with an operating margin of 7.2% for the same period in 2009. Net income for the third quarter was $6.1 million, compared to $5.6 million for the same period in 2009. Diluted earnings per share for the third quarter of 2010 were $0.44 per share, compared to $0.41 per share for the comparable period in 2009. The effective tax rate for the third quarter of 2010 was approximately 38.6% as compared to 39.4% during the third quarter of 2009. Diluted shares outstanding for the third quarter of 2010 were approximately 13.9 million, compared to 13.8 million for the third quarter of 2009.

CEO Comments
Charles K. Narang, NCI’s Chairman and CEO, said, “We are pleased to report another solid quarter, including strong revenue growth of 30% and organic growth of 28%. During the quarter we continued to execute on our strategic objectives in the face of challenging market conditions. We continue to believe that we are building a strong, viable business platform that will deliver outstanding results over the next several years.”
Business Highlights
NCI’s President, Terry Glasgow, stated, “In the third quarter, we won a number of important new contracts that will support our long-term growth. The tempo of operations is very high; the leadership team is focused; and we are moving out to achieve our corporate goals. We are focused on delivering solid organic growth, building long-term sustainable positions with important customers, and producing good operating margins.”
Key Metrics
NCI reported a record total backlog for the third quarter of 2010 of $1,426 million, of which $330 million was funded backlog. This compares to total backlog of $1,259 million at the end of the third quarter of 2009, including $267 million in funded backlog. During the third quarter of 2010, approximately 90% of revenue was from prime contracts. Time-and-materials contracts accounted for 65% of revenue, cost-plus contracts accounted for 11%, and fixed-price contracts accounted for 24% of revenue for the third quarter of 2010. Our customer mix for the third quarter of 2010 reflects approximately 93% from the Department of Defense and Intelligence customers, approximately and 7% from federal civilian agencies. Days sales outstanding in accounts receivable, or DSO, for the quarter was 70 days.

Outlook
The table below summarizes the guidance ranges for the fourth quarter and full year of 2010. This outlook does not reflect the impact of any future acquisitions.

	4th Quarter 2010	Full Year 2010
Revenue	$160 million – $170 million	$570 million – $580 million
Diluted Earnings Per Share	$0.43 – $0.48	$1.65 – $1.70
Conference Call Information
NCI, Inc.’s executive management will hold a conference call today at 5 p.m. ET, to discuss third quarter 2010 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 4794119. The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.
A replay of the call will be available beginning around 7 p.m. today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 4794119. A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.
About NCI, Inc.:
NCI is a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies. We have ISO 9001:2009 and other industry-leading and globally recognized certifications. NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives, including enterprise systems management; network engineering; cybersecurity and information assurance; software development and systems engineering; program management, acquisition, and lifecycle support; engineering and logistics; health IT/medical transformation; and training and simulation. The company is a member of the Russell 2000 and S&P Small Cap 600 indexes, and was recently named to FORTUNE Magazine’s 2010 “100 Fastest-Growing Companies” list. Headquartered in Reston, Virginia, NCI has approximately 2,700 employees and more than 100 locations worldwide.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.
Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with Federal Government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending priorities, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; adverse results of Federal Government audits of our government contracts; Government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to successfully identify and integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions or to effectively integrate acquisitions appropriate to the achievement of our strategic plans; adverse results of U.S. Government audits of our Government contracts; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) government contracts containing organizational conflict of interest (OCI) clauses, (iv) delays related to agency specific funding freezes, (v) competition for task orders under Government Wide Acquisition Contracts (GWACs), agency-specific IDIQ contracts and/or schedule contracts with the General Services Administration; and (vi) the Government’s “insourcing” of previously contracted support services and the realignment of funds to other non-defense related programs; impact of the current credit market conditions and our ability to replace our current credit facility on or before it expires on March 14, 2011 with rates currently assumed to be greater than the current rate structure; and (vi) our own ability to achieve the objectives of near-term or long-range business plans, including internal systems failures. These and other risk factors are more fully discussed in the section titled “Risks Factors” in NCI’s Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC, such as our Forms 8-K and Forms 10-Q.
The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenue	$168,769	$130,198	$410,319	$343,733

Operating costs and expenses:
Cost of revenue	151,138	113,403	361,456	298,703
General and administrative expense	6,194	6,271	17,179	15,926
Depreciation and amortization	762	518	1,933	1,559
Amortization of intangible assets	597	578	1,792	1,474

Total operating costs and expenses	158,691	120,770	382,360	317,662

Operating income	10,078	9,428	27,959	26,071
Interest income	8	15	40	45
Interest expense	(141)	(160)	(466)	(533)

Income before income taxes	9,945	9,283	27,533	25,583
Income tax expense	3,841	3,658	10,567	10,163

Net income	$6,104	$5,625	$16,966	$15,420

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,639	13,477	13,612	13,442

Net income per share	$0.45	$0.42	$1.25	$1.15

Diluted:
Weighted average shares and equivalent shares outstanding	13,873	13,801	13,879	13,766

Net income per share	$0.44	$0.41	$1.22	$1.12

NCI, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	As of	As of
	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,924	$1,193
Accounts receivable, net	127,741	110,027
Deferred tax assets	5,712	4,525
Prepaid expenses and other current assets	4,537	1,677

Total current assets	139,914	117,422

Property and equipment, net	11,469	8,253
Other assets	805	827
Intangible assets, net	6,777	8,569
Goodwill	106,580	106,580

Total assets	$265,545	$241,651

Liabilities and stockholders’ equity
Current liabilities:
Current portion of debt	$28,500	$—
Accounts payable	57,082	42,333
Accrued salaries and benefits	18,121	21,012
Other accrued expenses/liabilities	5,108	4,222
Deferred revenue	2,424	1,782

Total current liabilities	111,235	69,349

Long-term debt	—	42,000
Other liabilities	—	23
Deferred rent	1,458	1,914
Deferred tax liabilities, net	7,673	4,138

Total liabilities	120,366	117,424

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 8,439,242 shares issued and outstanding as of September 30, 2010, and 8,288,454 shares issued and outstanding as of December 31, 2009	160	158
Class B common stock, $0.019 par value—12,500,000 shares authorized; 5,200,000 shares issued and outstanding as of September 30, 2010 and December 31, 2009	99	99
Additional paid-in capital	66,928	62,943
Retained earnings	77,992	61,027

Total stockholders’ equity	145,179	124,227

Total liabilities and stockholders’ equity	$265,545	$241,651

NCI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(amounts in thousands)

	Nine months ended September 30,
	2010	2009
Cash flows from operating activities
Net income	$16,966	$15,420
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,725	3,033
(Gain) loss on sale and disposal of property and equipment	(85)	2
Non-cash stock compensation expense	1,288	980
Deferred income taxes	2,346	888
Changes in operating assets and liabilities:
Accounts receivable, net	(17,713)	(578)
Prepaid expenses and other assets	(2,838)	(600)
Accounts payable	14,749	8,032
Accrued expenses/other current liabilities	(1,377)	(197)
Deferred rent	(411)	(437)

Net cash provided by operating activities	16,650	26,543

Cash flows from investing activities
Purchase of property and equipment	(5,206)	(2,966)
Proceeds from sale of property and equipment	141	—
Cash paid for acquisitions, net of cash received	—	(14,953)

Net cash used in investing activities	(5,065)	(17,919)

Cash flows from financing activities
Proceeds from exercise of stock options	2,441	865
Excess tax deductions from stock options	258	296
Payments on line of credit, net	(13,500)	(8,000)
Principal payments under capital lease obligations	(53)	(94)

Net cash used in financing activities	(10,854)	(6,933)

Net change in cash and cash equivalents	731	1,691
Cash and cash equivalents, beginning of period	1,193	1,267

Cash and cash equivalents, end of period	$1,924	$2,958

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$466	$533

Income taxes	$11,476	$10,397

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